                    AMENDED AND RESTATED EMPLOYMENT AGREEMENT


                  THIS EMPLOYMENT AGREEMENT is made as of this 20th day of November, 2000, by and between Howard E. Goldberg, a Pennsylvania resident (the "Employee"), and InterDigital Communications Corporation, a corporation organized and existing under the laws of the Commonwealth of Pennsylvania (the "Company").

                  WHEREAS, the Company is engaged in the business of the design and development of advanced wireless technologies and products that drive voice and data communications and the licensing of wireless digital technology (as more particularly described in the Company's Form 10-K for the year ended December 31, 1999 and Form 10-Q for the quarter ended September 30, 2000 (the "Business"). The definition of Business shall change and evolve over time as the Company's business changes and evolves, and such definition shall automatically adjust each year with the filing of the Company's then current Form 10-K to be consistent with the business of the Company described therein.

                  WHEREAS, Employee and the Company are parties to a certain Employment Agreement dated February 25, 1997 and amended as of April 6, 2000 (the "Original Agreement").

                  WHEREAS, Employee has been promoted to the position of Chief Executive Officer of the Company (Employee's "Position").

                  WHEREAS, the Company has offered Employee a substantial increase in compensation and extended severance benefits on the condition that Employee enter into this Agreement in order to amend and restate the Original Agreement so as to set forth certain terms and conditions relating to Employee's continued employment and directorship with the Company.

                  NOW, THEREFORE, in consideration of the mutual covenants and obligations contained herein, and intending to be legally bound, the parties, subject to the terms and conditions set forth herein, agree as follows:


1. Salary Increase. The Company hereby grants Employee an increase to his base salary as set forth in Section 5 below and Employee hereby accepts such increase.

2. Term and Duties. Until such time as Employee's employment hereunder is terminated pursuant to the provisions of Section 10 hereto (the "Term"), Employee shall serve the Company faithfully and to the best of his ability and shall devote his full time, attention, skill and efforts to the performance of the duties required by or appropriate for his Position. Employee agrees to assume such duties and responsibilities as may be customarily incident to such position, and as may be reasonably assigned to Employee from time to time by the Board of Directors of the Company. Employee shall report to the Board of Directors of the Company.

3. Director Appointment. Employee is being appointed a director of the Company contemporaneously with Employee's assumption of the Position. Employee agrees that, without further action or acknowledgment by Employee or the Company, his position as a director shall terminate upon Employee's termination of employment regardless of the reason for termination.

4. Other Business Activities. During the Term, Employee will not, without the prior written consent of the Company, directly or indirectly engage in any other business activities or pursuits whatsoever, except activities in connection with any charitable or civic activities, personal investments and serving as an executor, trustee or in other similar fiduciary capacity; provided, however, that such activities do not interfere with his performance of his responsibilities and obligations pursuant to this Agreement.

5. Compensation.

         (a) The Company shall pay Employee, and Employee hereby agrees to accept, as compensation for all services rendered hereunder and for Employee's covenant not to compete as provided for in Section 9 hereof, a base salary at the annual rate of Three Hundred and Fifty Thousand Dollars (subject to any increase from time to time, the "Base Salary"). The Base Salary shall be inclusive of all applicable income, social security and other taxes and charges which are required by law to be withheld by the Company or which are requested to be withheld by Employee, and which shall be withheld and paid in accordance with the Company's normal payroll practice for its similarly situated employees from time to time in effect.

         (b) Employee shall be eligible to participate in the Company's Employee Incentive Bonus Plan, as amended from time to time (the " Bonus Plan"), on terms and conditions no less favorable than those provided to the other Company senior and executive officers so long as the same may be in effect. For the Year 2000, Employee shall have a target bonus level of 57% of his Base Salary under the Bonus Plan. The goals shall be consistent with the goals set for other senior and executive officers. The bonus shall be subject to the terms of the Bonus Plan, as amended from time to time, and shall be referred to herein as the "Annual Target Bonus".

         (c) Employee will be granted options to purchase 120,000 shares of the Company's common stock at an exercise price equal to the closing market price on the NASDAQ on the date of grant as reported in the Wall Street Journal. Such options shall be granted pursuant to, and shall be governed by, the terms and conditions of the Company's 2000 Stock Award and Incentive Plan ("Stock Plan"). Subject to such terms and conditions of the Stock Plan, the stock options shall vest as follows:

                             December 31, 2000          20,000 shares
                             June 30, 2001              20,000 shares
                             December 31, 2001          20,000 shares
                             June 30, 2002              20,000 shares
                             December 31, 2002          20,000 shares
                             June 30, 2003              20,000 shares

         (d) For the duration of your Position, the Company will reimburse you for a leased automobile (the "Automobile") of comparable type to a Lincoln LS, as determined by the comparability of Lease terms. Employee currently has a Lease for a 2000 Lincoln LS which terminates on or about April 14, 2002. So long as you remain an employee of the Company, the Company will pay you on a monthly basis an amount sufficient to cover the cost of the Lease and insurance and maintenance on the Automobile. Company will also pay you an amount sufficient to indemnify you for federal and state taxes you will have on the W-2 income generated by the Company's payment of these Automobile expenses so as to leave you with a tax liability equal to what you would have had if no such reimbursements were made and deductions permitted (the "Gross-Up"). The amount of the Gross-Up shall be determined in the professional judgment of InterDigital's CFO after consultation with each party's tax adviser. In addition, in the event that your employment with the Company terminates under Sections 10.1 (Termination on Disability), 10.2 (Termination on Death), or 10.4 (Termination Without "Cause"), the Company agrees, at its option, to pay you in one lump sum either an amount equal to the aggregate total of the remaining base monthly payments required to be paid under the Automobile Lease less the security deposit or the residual value required to buy out the Automobile Lease, or continue to make the Automobile Lease payments through the Automobile Lease's termination date, or buy-out the Automobile Lease as in effect through the Automobile Lease's termination date. As conditions to such agreement, if requested by the Company, you must assign your rights and interest in and to the Automobile Lease to the Company and any security interest to the Company and provide possession to the Company in physical condition under which all security deposits would be required to be refunded to the Company and no fees would be assessed with respect thereto.

         (e) In the event any amount or benefit payable to the Employee under this Agreement or under any other plan, agreement or arrangement applicable to the Employee, is subject to an excise tax imposed under Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code") (or imposed under any successor provision of the Code imposing a tax liability on "excess parachute payments" as that term is defined in Code Section 280G), Employee shall be entitled, in addition to any other amounts payable under the terms of this Agreement or under any other plan, agreement or arrangement applicable to the Employee, to a cash payment in an amount sufficient to indemnify the Employee (or such other person as may be liable for the payment of such excise tax) for the amount of any such excise tax, and leaving Employee with an amount, net after all federal, state and local taxes, equal to the amount Employee would have had if no portion of his benefit under the Plan constituted an "excess parachute payment. Notwithstanding the foregoing, the determination of the amount necessary to indemnify the Employee shall be made taking into account all other payments made to the Employee under any plans, agreements or arrangements aside from this Agreement that are intended to indemnify the Employee with respect to excise taxes on "excess parachute payments. Any disputes as to calculations to be made under this paragraph shall be resolved by the Company's independent auditors, whose determinations shall be final and binding. This provision shall survive the termination of this Agreement and Employee's employment.

6. Benefits and Expenses. Employee and his dependants shall be entitled to receive those employee benefits (including without limitation medical plan, dental plan, optional 401K participation and expense reimbursement) as shall be provided to similarly situated executive employees of the Company ("Benefits").

7. Confidentiality. Employee recognizes and acknowledges that the Proprietary Information (as hereinafter defined) is a valuable, special and unique asset of the Business of the Company. As a result, both during the Term and thereafter, Employee shall not, without the prior written consent of the Company, for any reason either directly or indirectly divulge to any third-party or use for his own benefit, or for any purpose other than the exclusive benefit of the Company, any confidential, proprietary, business and technical information or trade secrets of the Company or of any subsidiary or affiliate of the Company ("Proprietary Information") revealed, obtained or developed in the course of his employment with the Company. Such Proprietary Information shall include, but shall not be limited to, the intangible personal property described in Section 8(b) hereof, any information relating to methods of production and manufacture, research, computer codes or instructions (including source and object code listings, program logic algorithms, subroutines, modules or other subparts of computer programs and related documentation, including program notation), computer processing systems and techniques, concepts, layouts, flowcharts, specifications, know-how, any associated user or service manuals or other like textual materials (including any other data and materials used in performing the Employee's duties), all computer inputs and outputs (regardless of the media on which stored or located), hardware and software configurations, designs, architecture, interfaces, plans, sketches, blueprints, and any other materials prepared by the Employee in the course of, relating to or arising out of his employment by the Company, or prepared by any other Company employee, representative, or contractor for the Company, or its customers (including information and other material relating to the ASIC), costs, business studies, business procedures, finances, marketing data, methods, plans and efforts, the identities of licensees, strategic partners, customers, contractors and suppliers and prospective licensees, strategic partners, customers, contractors and suppliers, the terms of contracts and agreements with licensees, strategic partners, customers, contractors and suppliers, the Company's relationship with actual and prospective licensees, strategic partners, customers, contractors and suppliers and the needs and requirements of, and the Company's course of dealing with, any such actual or prospective licensees, strategic partners, customers, contractors and suppliers, personnel information, customer and vendor credit information, and any other materials that have not been made available to the general public, provided, that nothing herein contained shall restrict Employee's ability to make such disclosures during the course of his employment as may be necessary or appropriate to the effective and efficient discharge of the duties required by or appropriate for his Position or as such disclosures may be required by law; and further provided, that nothing herein contained shall restrict Employee from divulging or using for his own benefit or for any other purpose any Proprietary Information that is readily available to the general public so long as such information did not become available to the general public as a direct or indirect result of Employee's breach of this
Section 7. Failure by the Company to mark any of the Proprietary Information as confidential or proprietary shall not affect its status as Proprietary Information under the terms of this Agreement.

8.       Property.

                  (a) All right, title and interest in and to Proprietary Information shall be and remain the sole and exclusive property of the Company. During the Term, Employee shall not remove from the Company's offices or premises any documents, records, notebooks, files, correspondence, reports, memoranda or similar materials of or containing Proprietary Information, or other materials or property of any kind belonging to the Company unless necessary or appropriate in accordance with the duties and responsibilities required by or appropriate for his Position and, in the event that such materials or property are removed, all of the foregoing shall be returned to their proper files or places of safekeeping as promptly as possible after the removal shall serve its specific purpose. Employee shall not make, retain, remove and/or distribute any copies of any of the foregoing for any reason whatsoever except as may be necessary in the discharge of his assigned duties and shall not divulge to any third person the nature of and/or contents of any of the foregoing or of any other oral or written information to which he may have access or with which for any reason he may become familiar, except as disclosure shall be necessary in the performance of his duties; and upon the termination of his employment with the Company, he shall leave with or return to the Company all originals and copies of the foregoing then in his possession, whether prepared by Employee or by others.

                  (b)(i) Employee agrees that all right, title and interest in and to any innovations, designs, systems, analyses, ideas for marketing programs, and all copyrights, patents, trademarks and trade names, or similar intangible personal property which have been or are developed or created in whole or in part by Employee (1) at any time and at any place while the Employee is employed by Company and which, in the case of any or all of the foregoing, are related to and used in connection with the Business of the Company, (2) as a result of tasks assigned to Employee by the Company, or (3) from the use of premises or personal property (whether tangible or intangible) owned, leased or contracted for by the Company (collectively, the "Intellectual Property"), shall be and remain forever the sole and exclusive property of the Company. The Employee shall promptly disclose to the Company all Intellectual Property, and the Employee shall have no claim for additional compensation for the Intellectual Property.

                  (ii) The Employee acknowledges that all the Intellectual Property that is copyrightable shall be considered a work made for hire under United States Copyright Law. To the extent that any copyrightable Intellectual Property may not be considered a work made for hire under the applicable provisions of the United States Copyright Law, or to the extent that, notwithstanding the foregoing provisions, the Employee may retain an interest in any Intellectual Property that is not copyrightable, the Employee hereby irrevocably assigns and transfers to the Company any and all right, title, or interest that the Employee may have in the Intellectual Property under copyright, patent, trade secret and trademark law, in perpetuity or for the longest period otherwise permitted by law, without the necessity of further consideration. The Company shall be entitled to obtain and hold in its own name all copyrights, patents, trade secrets, and trademarks with respect thereto.

                  (iii) Employee further agrees to reveal promptly all information relating to the same to an appropriate officer of the Company and to cooperate with the Company and execute such documents as may be necessary or appropriate (1) in the event that the Company desires to seek copyright, patent or trademark protection, or other analogous protection, thereafter relating to the Intellectual Property, and when such protection is obtained, to renew and restore the same, or (2) to defend any opposition proceedings in respect of obtaining and maintaining such copyright, patent or trademark protection, or other analogous protection.

                  (iv) In the event the Company is unable after reasonable effort to secure Employee's signature on any of the documents referenced in
Section 8(b)(iii) hereof, whether because of Employee's physical or mental incapacity or for any other reason whatsoever, Employee hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as Employee's agent and attorney-in-fact, to act for and in his behalf and stead to execute and file any such documents and to do all other lawfully permitted acts to further the prosecution and issuance of any such copyright, patent or trademark protection, or other analogous protection, with the same legal force and effect as if executed by Employee.

9. Covenant Not to Compete. The Employee shall not, during the Term and thereafter for the Restricted Period (as defined below), do any of the following, directly or indirectly, without the prior written consent of the
Company:

                  (a) engage or participate in any product business directly competitive with the Company's Business, or the business of any of the Company's subsidiaries or affiliates, as same are conducted during the Term with respect to any period during the Term, or upon the termination of Employee's employment hereunder with respect to any period thereafter;

                  (b) become interested in (as owner, stockholder, lender, partner, co-venturer, director, officer, employee, agent, consultant or otherwise) any person, firm, corporation, association or other entity engaged in any business that is directly competitive with the Business of the Company or of any subsidiary or affiliate of the Company as conducted during the Term with respect to any period during the Term, or upon the termination of Employee's employment hereunder with respect to any period thereafter, or become interested in (as owner, stockholder, lender, partner, co-venturer, director, officer, employee, agent, consultant or otherwise) any portion of the business of any person, firm, corporation, association or other entity where such portion of such business is competitive with the business of the Company or of any subsidiary or affiliate of the Company as conducted during the Term with respect to any period during the Term, or upon termination of Employee's employment hereunder with respect to any period thereafter. Notwithstanding the foregoing, Employee may hold not more than one percent (1%) of the outstanding securities of any class of any publicly-traded securities of a company that is engaged in activities referenced in Section 9(a) hereof;

                  (c) influence or attempt to influence any licensee, strategic partner, supplier, or customer of the Company or potential licensee, strategic partner, supplier or customer of the Company to terminate or modify any written or oral agreement or course of dealing with the Company; or

                  (d) influence or attempt to influence any person to either (i) terminate or modify his employment, consulting, agency, distributorship or other arrangement with the Company, or (ii) employ or retain, or arrange to have any other person or entity employ or retain, any person who has been employed or retained by the Company as an employee, consultant, agent or distributor of the Company at any time during the twelve (12) month period immediately preceding the termination of Employee's employment hereunder.

         An activity shall be deemed "directly competitive" when there is a reasonable likelihood based on Employee's actual possession (whether or not in tangible form) of technical trade secrets or confidential information that the activity prohibited would result in the use of technical trade secrets or other highly confidential information of the Company's or its business associates.

         For purposes of this Section 9, the Restricted Period shall constitute a period ending one (1) year after Employee's termination date, regardless of the reason for termination.

10. Termination. Employee's employment hereunder may be terminated during the Term upon the occurrence of any one of the events described in this Section 10. Upon termination, Employee shall be entitled only to such compensation and benefits as described in this Section 10.

10.1     Termination for Disability.

                  (a) In the event of a long-term disability of the Employee (as such term is defined in the Company's Long-Term Disability Plan) such that the Employee is not otherwise qualified to perform the essential functions of the job with or without reasonable accommodation ("Disability"), Employee's employment hereunder may be terminated by the Company.

                  (b) In the event of a termination of Employee's employment hereunder pursuant to Section 10.1(a), Employee will be entitled to receive all accrued and unpaid (as of the date of such termination) Base Salary and Benefits and other forms of compensation and bonus payable or provided in accordance with the terms of any then existing compensation, bonus or benefit plan or arrangement ("Other Compensation"), including payments prescribed under any disability or life insurance plan or arrangement in which Employee is a participant or to which Employee is a party as an employee of the Company. In addition, provided Employee signs Company's standard form termination letter as provided for in Section 11 below, Employee shall be entitled to receive (i) regular installments of Base Salary at the rate in effect at the time of such termination, such amount being reduced by the amount of payments received by the Employee with respect to this period pursuant to any Social Security entitlement or any long term disability or any other employee benefit plan, policy or program maintained to provide benefits in the event of disability in which the Employee was entitled to participate at the time of termination under Section
 .1(a), and (ii) medical and dental coverage on terms and conditions comparable to those most recently provided to the Employee pursuant to this Agreement, to the extent such coverage is not provided under other Company policies, plans or programs relating to disability both for a period of eighteen (18) months commencing upon the date of such termination. Such severance shall be inclusive of all applicable income, social security and other taxes and charges which are required by law to be withheld by the Company and shall be withheld and paid in accordance with the Company's normal payroll practice for its employees from time to time in effect. Except as specifically set forth in this Section 10.1(b), the Company shall have no liability or obligation to Employee for compensation or benefits hereunder by reason of such termination.

                  (c) For purposes of this Section 10.1, the determination as to whether Employee has a Disability shall be made by a licensed physician selected by the Company (and reasonably acceptable to Employee) and shall be based upon a full physical examination and good faith opinion by such physician.

10.2 Termination by Death. In the event that Employee dies during the Term, Employee's employment hereunder shall be terminated thereby and the Company shall pay to Employee's executors, legal representatives or administrators an amount equal to the accrued and unpaid portion of his Base Salary, Benefits and Other Compensation up through the date on which he dies. Except as specifically set forth in this Section 10.2, the Company shall have no liability or obligation hereunder to Employee's executors, legal representatives, administrators, heirs or assigns or any other person claiming under or through him by reason of Employee's death, except that Employee's executors, legal representatives or administrators will be entitled to receive the payment prescribed under any death or disability benefits plan in which he is a participant as an employee of the Company, and to exercise any rights afforded under any compensation or benefit plan then in effect.

10.3     Termination for Cause.

                  (a) The Company may terminate Employee's employment hereunder at any time for "cause" upon written notice to Employee. For purposes of this Agreement, "cause" shall mean: (i) any material breach by Employee of any of his obligations under this Agreement, which breach is not cured within thirty (30) days after Employee's receipt of written notification from the Company of such breach, (ii) other conduct of Employee involving any type of willful misconduct with respect to the Company, including without limitation fraud, embezzlement, theft or proven dishonesty in the course of his employment or conviction of a felony.

                  (b) In the event of a termination of Employee's employment hereunder pursuant to Section 10.3(a), Employee shall be entitled to receive all accrued but unpaid (as of the effective date of such termination) Base Salary, Benefits and Other Compensation. All Base Salary, Benefits and Other Compensation shall cease at the time of such termination, subject to the terms of any benefit or compensation plan then in force and applicable to Employee. Except as specifically set forth in this Section 10.3, the Company shall have no liability or obligation hereunder, including without limitation for any severance whatsoever, by reason of such termination.

10.4     Termination Without Cause.

                  (a) The Company may terminate Employee's employment hereunder at any time, for any reason, without cause upon notice to Employee.

                  (b) In the event of a termination of Employee's employment hereunder pursuant to Section 10.4(a), Employee shall be entitled to receive all accrued but unpaid (as of the effective date of such termination) Base Salary, Benefits and Other Compensation. In addition, provided Employee signs Company's standard form termination letter as provided for in Section 11 below, Employee shall be entitled to receive (i) severance in an amount equal to Employee's Base Salary and (ii) medical and dental coverage on terms and conditions comparable to those most recently provided to the Employee pursuant to this Agreement, both for the period of eighteen (18) months commencing upon the date of such termination. Employee shall also be entitled to receive severance in an amount equal to fifty percent (50%) of Employee's Target Bonus for the year in which Employee was terminated, payable over a period of eighteen (18) months commencing upon the date of such termination. Such severance shall be inclusive of all applicable income, social security and other taxes and charges which are required by law to be withheld by the Company and shall be withheld and paid in accordance with the Company's normal payroll practice for its executives from time to time in effect. Except as specifically set forth in this Section 10.4(b), all Base Salary, Benefits and Other Compensation shall cease at the time of such termination, subject to the terms of any benefit or compensation plan then in force and applicable to Employee. Except as specifically set forth in this Section 10.4, the Company shall have no liability or obligation hereunder by reason of such termination.

10.5     Termination by Employee.

                  (a) Employee may terminate Employee's employment hereunder at any time, for Good Reason or without Good Reason, effective upon the date designated by Employee in written notice of the termination of his employment hereunder pursuant to this Section 10.5(a); provided that, such date shall be at least thirty (30) days after the date of such notice. Company may elect to have Employee remain absent from the workplace and cease Company business during all or part of such thirty (30) day period. For purposes of this Agreement, Good Reason shall mean: (i) the failure by the Company to pay in a timely manner Base Salary or any other material form of compensation or material benefit to be paid or provided to Employee hereunder, or (ii) any material breach, not encompassed within clause (i) of this Section 10.5(a), of the obligations of the Company under this Agreement which breach is not cured within thirty (30) days after the Company's receipt of written notification from the Employee of such breach.

                  (b) In the event of a termination of Employee's employment hereunder pursuant to Section 10.5(a) hereof, Employee shall be entitled to receive all accrued but unpaid (as of the effective date of such termination) Base Salary, Benefits and Other Compensation. In addition, solely if such termination is for Good Reason and provided Employee signs Company's standard form termination letter as provided for in Section 11 below, Employee shall be entitled to receive (i) severance in an amount equal to the Employee's Base Salary, and (ii) medical and dental coverage on terms and conditions comparable to those most recently provided to the Employee pursuant to this Agreement, both for the period of eighteen (18) months commencing upon the date of such termination. Employee shall also be entitled to receive severance in an amount equal to fifty percent (50%) of Employee's Target Bonus for the year in which Employee was terminated, payable over a period of commencing upon the date of such termination. Such severance shall be inclusive of all applicable income, social security and other taxes and charges which are required by law to be withheld by the Company and shall be withheld and paid in accordance with the Company's normal payroll practice for its executives from time to time in effect. Except as specifically set forth in this Section 10.5(b), all Base Salary, Benefits and Other Compensation shall cease at the time of such termination, subject to the terms of any benefit or compensation plan then in force and applicable to Employee. Except as specifically set forth in this
Section 10.5, the Company shall have no liability or obligation hereunder by reason of such termination.

10.6     Change of Control.

                  (a) If there is a Change of Control during the Term, and Employee's employment with the Company hereunder is terminated within one (1) year following such Change of Control by the Company (except for cause) or by Employee (whether or not for Good Reason), provided Employee signs Company's standard form termination letter as provided for in Section 11 below, Employee shall be entitled to receive all accrued but unpaid (as of the effective date of such termination) Base Salary, Benefits and Other Compensation. In addition, (i) Employee shall be entitled to receive, on the date of such termination, an amount equal to two years' worth of Employee's Base Salary, and (ii) all stock options and restricted stock granted to Employee by Company which pursuant to the terms of the applicable plan vest upon a Change in Control shall vest. Except as specifically set forth in this Section 10.6, all Base Salary, Benefits and Other Compensation shall cease at the time of such termination, subject to the terms of any benefit or compensation plans then in force and applicable to Employee, and the Company shall have no liability or obligation hereunder by reason of such termination.

                  (b) For purposes of this Section 9.6, a "Change of Control" means the acquisition (including by merger or consolidation, or by the issuance by the Company of its securities) by one or more persons in one transaction or a series of related transactions, of more than fifty percent (50%) of the voting power represented by the outstanding stock of the Company on the date hereof or a sale of substantially all of the assets of the Company. For these purposes, "Person" means an individual, partnership, corporation, joint venture, association, trust, unincorporated association, other entity or association.

10.7     Termination for Absenteeism

                  (a) Regular attendance at work or in conducting work is an essential element of Employee's job. Without limiting the Company's right to terminate Employee pursuant to Section 10.1 or 10.3 herein, in the event that Employee is absent for more than one hundred and fifty (150) days within any twelve (12) month period, Employee's employment hereunder may be terminated by Company.

                  (b) In the event of a termination of Employee's employment hereunder pursuant to Section 10.7(a), Employee will be entitled to receive all accrued and unpaid (as of the date of such termination) Base Salary and Benefits and Other Compensation, including payments prescribed under any disability or life insurance plan or arrangement in which Employee is a participant or to which Employee is a party as an employee of the Company. In addition, provided Employee signs Company's standard form termination letter as provided for in
Section 11 below, Employee shall be entitled to receive (i) regular installments of Base Salary at the rate in effect at the time of such termination, such amount being reduced by the amount of payments received by the Employee with respect to this period pursuant to any Social Security entitlement or any long term disability or any other employee benefit plan, policy or program maintained to provide benefits in the event of disability in which the Employee was entitled to participate at the time of termination under Section 10.8(a), and
(ii) medical and dental coverage on terms and conditions comparable to those most recently provided to the Employee pursuant to this Agreement, to the extent such coverage is not provided under other Company policies, plans or programs relating to disability, both for a period of eighteen (18) months commencing upon the date of such termination. Employee shall also be entitled to receive severance in an amount equal to fifty percent (50%) of Employee's Target Bonus for the year in which Employee was terminated, payable over a period of eighteen
(18) months commencing upon the date of such termination. Except as specifically set forth in this Section 10.7(b), the Company shall have no liability or obligation to Employee for compensation or benefits hereunder by reason of such termination.

11. Termination Letter. As a condition precedent to the Company's payment of severance and continuation of medical and dental insurance coverage pursuant to Sections 10.1, 10.4, 10.5, 10.6 and 10.7 above, Employee must sign and deliver to Company Company's form of termination letter, without revocation, which includes a broad-based employment release (containing, without limitation, a release of claims for age discrimination), an obligation to return Company property and a reiteration of Employee's confidentiality obligations, within the time frame specified in the termination letter.


12. Other Agreements. Employee represents and warrants to the Company that:

                  (a) There are no restrictions, agreements or understandings whatsoever to which Employee is a party which would prevent or make unlawful Employee's execution of this Agreement or Employee's employment hereunder, or which are or would be inconsistent or in conflict with this Agreement or Employee's employment hereunder, or would prevent, limit or impair in any way the performance by Employee of his obligations hereunder,

                  (b) Employee's execution of this Agreement and Employee's employment hereunder shall not constitute a breach of any contract, agreement or understanding, oral or written, to which Employee is a party or by which Employee is bound, and

                  (c) Employee is free to execute this Agreement and to enter into the employ of the Company pursuant to the provisions set forth herein.

                  (d) Employee shall disclose the existence and terms of the restrictive covenants set forth in this Agreement to any employer that the Employee may work for during the term of this Agreement (which employment is not hereby authorized) or after the termination of the Employee's employment at the Company.

13. Survival of Provisions. The provisions of this Agreement set forth in Sections 7, 8, 9, 10 (solely with respect to the payment obligations of the Company to Employee, if any, set forth therein), 11 12, 13, 14, 19, 23 and 24 hereof shall survive the termination of Employee's employment hereunder. If for any reason Employee shall continue to be employed by the Company following the termination of Employee's employment hereunder, Employee shall have no right to receive any severance or other payments hereunder until Employee ceases to be employed by the Company, whereupon Employee's right to severance or other payments, if any, shall be governed by the provisions of Section 10 hereof with respect to the particular circumstances involved in the Employee's termination of employment.

14. Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the Company and Employee and their respective successors, executors, administrators, heirs and/or permitted assigns; provided, however, that neither Employee nor the Company may make any assignments of this Agreement or any interest herein, by operation of law or otherwise, without the prior written consent of the other parties hereto.

15. Employee Benefits. This Agreement shall not be construed to be in lieu or to the exclusion of any other rights, benefits and privileges to which Employee may be entitled as an employee of the Company under any retirement, pension, profit-sharing, insurance, hospital or other plans or benefits which may now be in effect or which may hereafter be adopted.

16. Notice. Any notice or communication required or permitted under this Agreement shall be made in writing and sent by certified or registered mail, return receipt requested, by hand delivery, or by recognized overnight courier, addressed as follows:

                  If to Employee:

                           Howard E. Goldberg
                           c/o InterDigital Communications Corporation
                           781 Third Avenue
                           King of Prussia, Pennsylvania  19406

                  If to Company:

                           InterDigital Communications Corporation
                           781 Third Avenue
                           King of Prussia, Pennsylvania  19406
                           Attn: Harry Campagna, Chairman


                           with a copy to:

                           Pepper, Hamilton & Scheetz
                           3000 Two Logan Square
                           18th and Arch Streets
                           Philadelphia, PA  19103
                           Attn: Barry M. Abelson, Esquire

or to such other address as either party may from time to time duly specify by notice given to the other party in the manner specified above.

17. Entire Agreement; Amendments. This Agreement contain the entire agreement and understanding of the parties hereto relating to the subject matter hereof, and merges and supersedes all prior and contemporaneous discussions, agreements and understandings of every nature between the parties hereto relating to the employment of Employee with the Company excepting the non-disclosure agreement and the Statement of Ethics signed by Employee at the commencement of Employee's employment with the Company, various forms related to the commencement of Employee's employment with the Company and Employee's participation in employee benefit plans offered by the Company (including, without limitation, option and restricted stock agreements), and agreements to be bound by Company policies to the extent that these other agreements do not conflict with the terms of this Agreement.

18. Waiver. The waiver of the breach of any term or provision of this Agreement shall not operate as or be construed to be a waiver of any other or subsequent breach of this Agreement.

19. Governing Law. This Agreement shall be construed and enforced in accordance with the laws of the Commonwealth of Pennsylvania.

20. Invalidity. In case any one or more of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect the validity of any other provision of this Agreement, and such provision(s) shall be deemed modified to the extent necessary to make it enforceable.

21. Section Headings. The section headings in this Agreement are for convenience only; they form no part of this Agreement and shall not affect its interpretation.

22. Number of Days. In computing the number of days for purposes of this Agreement, all days shall be counted, including Saturdays, Sundays and legal holidays; provided, however, that if the final day of any time period falls on a Saturday, Sunday or day which is a holiday in the Commonwealth of Pennsylvania, then such final day shall be deemed to be the next day which is not a Saturday, Sunday or legal holiday.

23.      Specific Enforcement; Extension of Period.


                  (a) Employee acknowledges that the restrictions contained in Sections 7, 8 and 9 hereof are reasonable and necessary to protect the legitimate interests of the Company and its affiliates and that the Company would not have entered into this Agreement in the absence of such restrictions. Employee also acknowledges that any breach by him of Sections 7, 8 or 9 hereof will cause continuing and irreparable injury to the Company for which monetary damages would not be an adequate remedy. The Employee shall not, in any action or proceeding to enforce any of the provisions of this Agreement, assert the claim or defense that an adequate remedy at law exists. In the event of such breach by Employee, the Company shall have the right to enforce the provisions of Sections 7, 8 and 9 of this Agreement by seeking injunctive or other relief in any court, and this Agreement shall not in any way limit remedies of law or in equity otherwise available to the Company. If an action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to recover, in addition to any other relief, reasonable attorneys' fees, costs and disbursements. In the event that the provisions of Sections 7, 8 or 9 hereof should ever be adjudicated to exceed the time, geographic, or other limitations permitted by applicable law in any applicable jurisdiction, then such provisions shall be deemed reformed in such jurisdiction to the maximum time, geographic, or other limitations permitted by applicable law.

                  (b) In the event that Employee shall be in breach of any of the restrictions contained in Section 9 hereof, then the Restricted Period shall be extended for a period of time equal to the period of time that Employee is in breach of such restriction.

24. Consent to Suit. Any legal proceeding arising out of or relating to this Agreement shall be instituted in the District Court of the Eastern District of Pennsylvania, or if such court does not have jurisdiction or will not accept jurisdiction, in any court of general jurisdiction in the Commonwealth of Pennsylvania, and the Employee hereby consents to the personal and exclusive jurisdiction of such court and hereby waives any objection that the Employee may have to the laying of venue of any such proceeding and any claim or defense of inconvenient forum.

25. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which together shall be deemed to be one and the same instrument.

         IN WITNESS WHEREOF, the parties have caused this Agreement to be executed the day and year first written above.


ATTEST:                                     INTERDIGITAL COMMUNICATIONS
                                            CORPORATION



By: /s/Jane Schultz                         By: /s/William Merritt
    ---------------                             ------------------
    Title: Asst Secr                             Title: EVP

                                                             [CORPORATE SEAL]


                                            /s/Howard E Goldberg
                                            -------------------------
                                            Howard E. Goldberg